                                                                   EXHIBIT 12.1

                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                            NINE MONTHS
                               ENDED
                           SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                          ---------------- -------------------------------------
                           1997     1996     1996    1995    1994    1993  1992
                          -------  ------- -------- ------- ------- ------ -----
Net Earnings (Loss) from
 Operations.............  $ 4,381  $54,646 $ 79,384 $47,660 $25,066 $4,412 $(187)
Add:
 Interest Expense.......   39,188   28,723   38,819  32,005   7,568    321   504
                          -------  ------- -------- ------- ------- ------ -----
Earnings as Adjusted....  $43,569  $83,369 $118,203 $79,665 $32,634 $4,733 $ 317
                          =======  ======= ======== ======= ======= ====== =====
Fixed Charges:
 Interest Expense.......  $39,188  $28,723 $ 38,819 $32,005 $ 7,568 $  321 $ 504
 Capitalized Interest...   12,863   11,512   16,138   8,599   2,208     98   124
                          -------  ------- -------- ------- ------- ------ -----
   Total Fixed Charges..  $52,051  $40,235 $ 54,957 $40,604 $ 9,776 $  419 $ 628
                          =======  ======= ======== ======= ======= ====== =====
Ratio of Earnings (Loss)
 to Fixed Charges.......       (a)     2.1      2.2     2.0     3.3   11.3    (b)
                          =======  ======= ======== ======= ======= ====== =====

--------
(a) Due to a one-time expense of $75.4 million incurred upon acquiring the management companies from a related party, earnings were insufficient to cover fixed charges for the nine months ended September 30, 1997 by $8.5 million.
(b) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover fixed charges for the year ended December 31, 1992 by $311,000.